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                                                                    EXHIBIT 99.2


                       HUNTINGTON BANCSHARES INCORPORATED
        FOURTH QUARTER AND FULL YEAR EARNINGS CONFERENCE CALL TRANSCRIPT
                           JANUARY 16, 2003 1:30PM EST

OPERATOR: Good day, ladies and gentlemen and welcome to the Huntington Bancshares fourth quarter 2002 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Mr. Jay Gould, Director of Investor Relations. You may begin.

JAY GOULD, DIRECTOR OF INVESTOR RELATIONS, HUNTINGTON BANCSHARES INCORPORATED:
Thank you, operator. And welcome, everyone to today's conference call. Before formal remarks, some usual housekeeping items. Copies of the slides we will be reviewing are on our Web site, Huntington.com. This call is being recorded and will be available as a rebroadcast starting around 2:00 p.m. this afternoon through the end of the month. Call the investor relations department at 614-480-5676 for more information on how to access the recordings or playbacks or if you have difficulty getting a copy of the slides.

Today's discussion, including the Q&A period, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Such statements are based on information and assumptions available at this time and are subject to change, risk and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties, refer to the slide at the end of today's presentation and material filed with the SEC.

Let's begin. Turning to slide two, also participating in today's call will be Tom Hoaglin, Chairman, President and CEO, and Mike McMennamin, Vice Chairman and Chief Financial Officer.

On slide three, as we've noted in previous conference calls, unless otherwise noted, in today's discussion we will review results on an operating basis. While the fourth quarter did not have any non-operating income statement items, earnings from the second quarter of 2001 through the third quarter of 2002, did.

These non-operating items primarily related to the strategic restructuring announced in July of 2001 and the subsequent sale of the Florida banking and insurance operations. Therefore, to better understand underlying trends, operating results for prior periods presented in today's materials and discussion exclude the impact of restructuring and other charges and one-time items, plus the run rate impact of the sold Florida operations. We continue to report numbers unreported or GAAP basis, which makes no such adjustments.

Those, you will find in great detail within this quarter's earnings press release and quarterly financial review, including a reconciliation to operating earnings. The materials are available on our Web site, Huntington.com. Today's presentation will take about 40 minutes. We want to get to your questions, so, let's get started.

Tom?

THOMAS HOAGLIN, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HUNTINGTON BANCSHARES INCORPORATED:

Thank you, Jay and welcome, everyone. Thanks for joining us today.

Before getting into a detailed review of the fourth quarter, I want to comment briefly on the new share repurchase authorization announced this morning. Slide four summarizes this for you. As you know, a year ago our board of

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directors authorized a 22 million share repurchase program. Through the end of last year, we purchased 19.2 million shares under that authorization. And this year we have purchased 200,000 shares.

Today, we announced the cancellation of that authorization, which had 2.6 million shares remaining and replaced it with a new 8 million share authorization. This represents about three percent of year-end shares outstanding and a value of $153 million based upon yesterday's close of $19.11.

This action was taken as we believe maintaining an open share repurchase authorization, provides a useful and shareholder-beneficial capital management tool. And the prior authorization was approaching fulfillment. This new authorization will be used to repurchase the 2.6 million shares not purchased under the canceled authorization.

Unlike the prior authorization, we have no specific timetable for repurchasing the full 8 million shares. Shares will be purchased from time to time after considering a number of factors, including market conditions and management of our capital resources.

Now, let's turn our attention to a review of fourth quarter performance.

Slide 5 provides the financial highlights of the quarter. A year ago, we provided guidance of $1.32 to $1.36 per share for 2002 operating earnings. Given all the uncertainty in the economy, as well as the task before to us turn around Huntington, we're very pleased to have posted results at the top end of those expectations. It confirms the progress we've made so far.

Reported earnings were 36 cents per share, down from 41 cents per share in the third quarter, which included a 7-cent per share gain from restructuring the ownership of our merchant processing business. We discussed this in last quarter's call. This quarter's 36 cent earnings per share was up 2 cents from third quarter operating earnings per share. This brought full-year operating earnings per share to $1.35 or up 11 percent from 2001 operating earnings per share of $1.22.

Loan growth was again a highlight with average managed loans up 13 percent on an annualized basis during the quarter and 10 percent from the fourth quarter of last year. This is especially pleasing as it represented the fourth consecutive quarterly increase in our loan growth.

Beginning with the year-ago quarter, the progression in this growth rate has been one percent, five percent, eight percent, 11 percent and now 13 percent. We, again, saw growth in core deposits, excluding retail CDs of three percent annualized in the quarter. The cost of retail CDs has become increasingly expensive versus alternative funding sources. As a result, we've de-emphasized retail CDs as a funding source. Mike will say more on this later. Excluding the write-off in retail CDs, personal deposits increased at a nine percent annual rate, up from a five percent rate in the third quarter.

The next three items relate to credit quality. Excluding the impact of the credit actions announced last week, underlying net charge-offs in the fourth quarter were 81 basis points, down from 83 basis points in the third quarter. Our non-performing asset coverage and loan loss reserve ratios at year-end were strong and well above those of our peers. More on this later.

Turning to slide 6, there were also several other meaningful achievements, all representing investments in Huntington's future. As you can see, it was a busy quarter. Let me review just a few.

Under the banner of investing in Huntington's business, as detailed last week, we took advantage of an opportunity to dispose of problem credits, more on that in a moment.

A real highlight was that the just-released June 2002 FDIC data confirmed improvement in our deposit market share in all of our states and major markets. The fact that our deposit growth rates over the last year exceeded the average of our peers left us pretty much convinced we were making progress, but was really nice to have this confirmed.

We also opened six new offices, four in Ohio and two in Michigan.

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We launched a system-wide upgrade of our ATMs. This involved hardware and software upgrades to the 850 machines. About 15 percent of them will be replaced in the first half of this year. The added functionality will help us better and more efficiently meet the needs of our ATM customers.

As a testimony to our ATM technology capabilities, in December, an analysis ranking ATM performance of 13 peer banks with a combined total of over 54,000 ATMs, ranked Huntington number one in reliability.

We made a number of investments in our customers.

As planned, we completed the installation of our new enhanced teller system. It was done on time and also done under budget. All of our banking office personnel, from manager to teller, now have the technology to better serve our customers.

We now exceed 120,000 active online banking customers. This represents 23 percent penetration of our DDA household base, up from 16 percent penetration six months earlier.

Twenty-seven percent of our business banking DDA customers now have bundled accounts up from one percent at the beginning of the year.

Bundled accounts permit customers the ability to customize product and price accommodations that best match their individual needs. Increasing bundle account penetration is important as this supports higher customer retention and improved profitability.

And lastly, our 2002 equity mutual fund performance was superb with all seven of our equity funds producing top quartile performance, including our growth fund, which received a five-star rating from Morningstar.

Reflecting investment in our employees, we completed training of all personal bankers, branch managers and customer service representatives on the new ARGO teller technology platform. And 95 percent of our personal bankers completed a refresher course in relationship banking. This training will enable us to better serve the full needs of our customers.

Slide seven is a repeat from last week's conference call announcing our fourth quarter credit activities. If you did not listen to that call, I encourage you do so, it contains much more dialogue on the actions than we have time to cover today. It is available through our Web site Huntington.com. In summary, we took two actions.

First, we took advantage of an economically attractive opportunity to sell $47 million of non-performing assets with $21 million of associated charge-offs. These were long-term workout situations and getting them behind us was the right thing to do. This consisted of 22 relationships, including six of our top 25 non-performing assets as of September 30. The largest individual credit was $12 million and the next largest was $3 million.

Second, we fully charged off a $30 million credit to a company in the healthcare finance business. These actions had no net earnings impact on fourth quarter earnings as our loan loss reserve was sufficient to absorb the related losses.

With those introductory remarks, I turn it over to Mike to provide the details. Mike?

MICHAEL MCMENNAMIN, VICE CHAIRMAN, CHIEF FINANCIAL OFFICER AND TREASURER, HUNTINGTON BANCSHARES INCORPORATED:

Thanks, Tom.

Most of the following slides represent the standard deck of slides you're familiar with. This was a very straight forward quarter, not withstanding the credit actions we covered in detail last week. So, let's begin.

Turning to slide 9, the fourth quarter highlights compared with third quarter results include net income of $85.1 million, or 36 cents per share, up four percent and six percent respectively. Growth rates in managed loans and total core deposits, excluding retail CDs, of 13 percent and three percent respectively. A 4.07 percent net interest margin, down 19 basis points. A 54.0 percent efficiency ratio, up from 53.1. Eighty one basis points in net charge-offs,

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excluding exited portfolios and the impact of the fourth quarter credit actions, down 2 basis points. Including the fourth quarter credit actions, the net charge-off ratio was 181 basis points. A 1.76 percent loan loss reserve ratio, down from 2.00 percent; 7.62 percent tangible common equity ratio, down 38 basis points, reflecting the impact of the stock buyback program. And a $6.2 million mortgage servicing rights impairment, roughly comparable to the $6.6 million impairment in the third quarter.

Slide 10 shows some performance highlights for five trailing quarters. I will comment and detail on them later. So, let's move on.

Slide 11 compares the income statement for the fourth quarter, third quarter and year-ago quarters. Net interest income was up slightly from the third quarter, reflecting strong growth in earning assets but a 19 basis point contraction in the net interest margin. Non-interest income before security gains was up $10 million.

Combining these items, total revenue before security gains was up $11 million or three percent from the third quarter and up seven percent from a year ago.

Provision expense declined $2.8 million or five percent from the third quarter, reflecting lower fourth quarter period end loan growth.

Non-interest expense increased $9 million or five percent, mostly due to higher personnel costs associated with incentive compensation and pension and benefit expenses.

We continue to be pleased with the revenue growth in this economic environment.

The left-hand graph on slide 12 shows the quarterly earnings per share pattern, which over the last three quarters has moved up from 32 to 36 cents.

The right-hand graph shows trends at pretax income before provision expense and excluding security gains. This graph measures earnings progress before credit costs. Pretax income on this basis was $171 million, one percent higher than the third quarter and up five percent from the year-ago.

The left half of slide 13 shows the 19 basis point contraction of the net interest margin in the fourth quarter to 4.07 percent from 4.26 percent. But despite the margin contraction, net interest income in absolute dollars grew slightly from the third quarter. This reflected the benefit of a five percent increase in average earnings assets, which was mostly offset by a four percent decline in the net interest margin. Compared to the year-ago quarter, net interest income was up six percent, reflecting an 11 percent increase in average earning assets with the loan component up 10 percent and the net interest margin also down 19 basis points or four percent. As a point of reference, the decline in the margin was pretty constant throughout the fourth quarter with December's margin being 4.02 percent.

Slide 14 lists some of the factors that have and will continue to create net interest margin compression.

The interest rate environment with historically low rates produced significant prepayment activity in both the mortgage-backed securities and the investment portfolio as well as residential mortgage loans. These assets were replaced with lower yielding securities and loans.

In addition, we are not able to reduce deposit funding costs, commensurate with declines in market interest rates as the absolute low level of rates results in a de facto pricing floor for many of our products. The flatter yield curve continued to result in lower yields on new auto loan and lease originations. The growth in residential mortgages in recent quarters has been concentrated in five-year ARMs. The net interest margin on these assets is lower than the overall net interest margin, thus putting downward pressure on the margin. And given our rapid loan growth, the portfolio composition continues to move toward a higher weighting, of lower coupon loans, especially in the indirect auto loan and lease portfolios... although we're comfortable the lower resultant charge-offs in those portfolios will lead to a higher net return. For example, 50 percent of our auto loan portfolio and 35 percent of our auto lease portfolio has been originated during the last 12 months in this period of low interest rates.

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It's obvious that the November 50-basis point reduction in short-term rates has adversely impacted our net interest margin because of our inability to reflect the full impact on deposit pricing.

Average managed loan growth is highlighted on slide 15. As a reminder, managed loans include about $1.1 billion of securitized auto loans. The data on this slide is adjusted to exclude the impact of any sold, securitized or purchased loans; like the $60 million increase in leases resulting from the third quarter purchase of LeaseNet, so, that underlying loan growth trends are more discernible. This is similar to a same-store-sales type of analysis.

In the fourth quarter, average managed loans increased at an annualized 13 percent rate from the third quarter. We're very pleased with this performance; particularly following the 11 percent annualized loan growth in the third quarter.

Total commercial and commercial real estate loans increased at a four percent annualized rate during the quarter, highlighted by a seasonal increase in dealer floor plan loans and small business commercial loans. As you may recall from earlier conference calls, we're focusing on growing small business banking, that is banking to companies with less than $10 million in sales.

Auto loans and leases increased at a 12 percent annualized rate, following strong growth in the third quarter. These portfolios were up five percent from the year-ago quarter, less than the 10 percent increase in our total loan portfolio.

Home equity growth remained very strong at a 17 percent annualized rate, compared with the 18 percent rate in the third quarter and up 15 percent from a year ago.

Our focus on originating 3-1 and 5-1 ARM product continued to produce strong residential loan growth, 72 percent on an annualized basis. This has been a good product for Huntington with our $1.7 billion in average outstandings, more than double the level of a year ago.

You will notice we have changed the format on slide 16 to strike a sub total excluding the impact of retail CDs. Although interest rates are at low absolute levels, retail CDs are currently a relatively expensive source of funds. As such, other more attractive funding sources are currently being emphasized. As one would expect, resulted in the decline in retail CDs as noted on this slide.

Excluding retail CDs, total core deposits increased at an annualized three percent rate. This slow down in deposit growth also reflects lower rates offered on corporate money market accounts to better reflect their value in this period of very low interest rates. As a result, average corporate money market accounts declined $165 million during the quarter.

Fourth quarter growth and total core deposits, excluding retail CDs and corporate money market accounts, was 10 percent, the same as in the third quarter, and up eight percent from the year-ago quarter. We like retail CDs and corporate money market accounts, but we do want to be able to get them at the right price.

Turning to slide 17, as Tom noted, the recently-released FDIC data showed our deposit market shares in all of our states and major markets had increased from June 2001 through June of last year. We thought you might like to see the details. We're quite pleased with this performance. In our seven largest markets, this represented an unweighted 15 percent improvement in market share with the highest improvement being 26 percent increase in Columbus.

Let me turn the presentation over to Jay, who will comment on non-interest income and expense trends. Jay?

GOULD: Thanks, Mike.

Slide 18 shows the non-interest income was up a very strong $10 million or nine percent from the third quarter with the main drivers being strong increases in mortgage banking, deposit service charges and brokerage and insurance.

The largest contributor to this increase was the 5.1 million increase in mortgage banking income.

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Deposit service charges were up $3.7 million or 10 percent from the third quarter. Like last quarter, the primary driver of this increase was higher personal service charges, especially in NSF and overdraft fees. Compared to a year ago, deposit service charges increased 17 percent, driven by a 23 percent increase in personal service charges, again, reflecting NSF and overdraft fees as well as monthly fees, and a nine percent increase in commercial service charges.

Brokerage and insurance income was up $2.5 million from the third quarter and nine percent from the year ago. This income line item also includes investment banking fees. Retail investment sales reflect mostly mutual fund and annuity sales activity. The mutual fund sales are 40 percent below that of a year ago, it was encouraging to see them increase 11 percent from the third quarter level. Annuity sales in the fourth quarter were essentially flat with the third quarter, but up 17 percent from a year ago. Insurance fees increased off third quarter levels driven by increases in life and title insurance with the latter influenced by heavy refinance activity. Investment banking fees were particularly strong and reflected increased capital market activity.

Other income in the current quarter was down $1.7 million, primarily reflecting a decline from the third quarter's higher level of sales of derivative products and trading profits.

Slide 19 shows some statistics on our mortgage banking and services operation. Our total mortgage servicing book was $5.9 billion at year-end with $3.8 billion of that service for investors. Mortgage servicing rights are capitalized only for loans serviced for other investors.

Reflecting rapid repayments due to heavy refinance activity, given the fact that interest rates declined during the second half of last year, the fourth quarter included $6.2 million of mortgage servicing impairment, following the $6.6 million impairment in the third quarter. Over the last two quarters, we have incurred $12.8 million of mortgage servicing impairment, which has reduced the value of our capitalized mortgage servicing rights from 1.00 percent to 78 basis points. This was incurred at a time when our mortgage servicing for other investors increased from $2.7 to $3.8 billion.

Slide 20 details the $9 million increase in non-interest expense. The primary driver of this change was higher personnel costs. Also posting increases were outside and professional services, as well as other expense, while occupancy and equipment and marketing showed declines.

Personnel costs increased $6.4 million, with higher incentive and benefit expenses, contributing equally to the increases. While all lines of business reflected higher performance base compensation in the fourth quarter, the mortgage company and regional banking accounted for most of the incentive pay increase. The higher benefits expense reflected increased medical costs.

Compared to the year-ago quarter, personnel costs were up 14 percent. Salary expense, incentive compensation and benefit costs contributed about equally to this increase. The increased salary expense reflected higher staffing levels, associated with the broad-based strengthening of the management team, including the credit workout area. Higher sales commissions were reflected in all lines of business. The $2.1 million increase in outside services was driven by volume-related costs, especially in the mortgage company. The $1.9 million increase in professional services was influenced by legal and other costs associated with the fourth quarter sale of non-performing loans. The $1.3 million increase in other expense was spread over a number of categories, including printing and supplies as well as franchise and other taxes. The $1.4 million decline in occupancy and equipment expense primarily reflected lower real estate tax expense. The decline in marketing reflected lower marketing and research costs in the quarter.

Slide 21 shows the trend in our efficiency ratio, which moved up in the quarter, but remained well below the peak in the first quarter of last year.

With those comments, let me turn the presentation back over to Mike.

MCMENNAMIN: Thanks, Jay.

Let me now review some of the recent credit trends.

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Slide 23 provides an overview of credit quality trends and reflects the impact of our fourth quarter credit actions.

First, our non-performing asset ratio declined to 65 basis points from 105 basis points and is well below the 116 basis point level of a year ago.

Net charge-offs, excluding losses on exited portfolios, but including those associated with the fourth quarter credit actions, were 181 basis points. As Tom Hoaglin mentioned, excluding the $51 million of charge-offs associated with the credit actions, the underlying net charge-off ratio on the same basis would have been 81 basis points, down slightly from the third quarter's 83 basis points. I'll comment on individual loan category charge-offs in just a moment.

The only thing notable about the 90-day delinquency ratio is how steady it has been.

The allowance for loan losses, reflecting the fourth quarter credit actions, was
1.76 percent, down from 2.00 percent at the end of the third quarter. The non-performing coverage ratio increased significantly to 269 percent.

Slide 24 shows the trend in non-performing assets and how favorably the credit actions impacted this level. Let me provide some additional non-performing asset detail on slide 25.

This slide shows more detail on recent quarterly non-performing asset activity. To help you see exactly the impact of the fourth quarter credit actions, they are isolated in the box. As you can see, the $30 million in new non-performing assets represented the healthcare finance credit going on non-performing assets status in November. The $51 million of loan losses represents that $30 million charge-off plus $21 million associated with the sold non-performing assets. The sales figure of $26 million represents the net proceeds on the sale of the $47 million of non-performers.

Excluding these actions are two items of interest. First, you will note the decline in new non-performing assets to $35.6 million, down from $47.2 million in the previous quarter. This level of additions during the quarter is roughly half that of the first two quarters of the year. Also this quarter, we had $12.7 million of non-performing assets going back to an accruing status.

Assuming no material adverse change in the economy, we anticipate continued modest declines in non-performing assets going forward.

Slide 26 segments the non-performing assets by industry sector. You've seen this before and in the pie chart mix on the left, nothing really new here. Given that the mix of non-performing assets sold in the fourth quarter about matched that of the entire non-performing asset pool, our non-performing assets continue to be concentrated with about 37 percent in services followed by 25 percent in manufacturing. We have no concentrations in the communications, recreation, hotel or airline sectors.

We did, however, change the bar chart on the right to show specifically the sector components of the $77 million reduction in non-performing assets during the quarter. Manufacturing represented 39 percent of the $77 million with "services" and "finance insurance and real estate" sectors, each accounting for 23 percent of the decline.

The next slide shows net charge-offs adjusted to exclude charge-offs on exited portfolios. You will recall from earlier conference calls that reserves were established in the second quarter of 2001 for two exited loan portfolios, truck and equipment and sub-prime auto loans. The net charge-off rate was 181 basis points in the quarter and was 81 basis points excluding the fourth quarter credit actions.

Including the fourth quarter credit actions, commercial net charge-offs jumped to 4.19 percent from 1.21 percent in the third quarter. Excluding the impact of the fourth quarter credit actions, net commercial charge-offs would have been
1.07 percent, down 14 basis points in the quarter. Similarly, net commercial real estate charge-offs increased 85 basis points from 45 basis points, but would have been 8 basis points excluding the impact from the credit actions, which would have been down 37 basis points from the prior quarter.

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Total consumer net charge-offs increased from 77 basis points in the third quarter to 91 basis points. Driven by a 24-basis point increase in auto loan and lease net charge-offs from 115 to 139 basis points.

We're disappointed with the magnitude of the increase in auto charge-offs as we had anticipated a smaller seasonal increase. There are two factors driving the increase. We are adversely affected by the nationwide increase in bankruptcy filings. Charge-offs on bankrupt accounts are typically full balance charge-offs with any sale proceeds being a recovery in future periods. Second, seasonal weakness in used car prices increased the loss per vehicle. We believe the decline in used car prices was no worse than the normal seasonal and we expect the normal up tick in the first and second quarters of this year.

While we were disappointed in this quarter's results, we do not believe this is indicative of declining asset quality. The average FICO score for the entire portfolio has continued to increase, a result of the 730+ FICO scores in recent quarters of loan and lease production. We rescore the entire portfolio quarterly and have not seen any negative trends in this rescoring. Furthermore, the average FICO score of delinquent accounts has been increasing in recent quarters, which suggests lower, not higher, future losses. And lower future losses continue to be our expectation in 2003.

Slide 28 shows vintage performance of our indirect auto loan and lease portfolios. We changed the presentation of the format so the specific performance is more easily seen. Specifically, we've segmented both auto loans and leases into various vintage pools. The table shows the percentage of the total portfolio represented by each vintage at particular points in time.

The table also shows cumulative charge-off rates for three vintages beginning in the followed quarter of 1999. These three vintages represent 94 percent of the loan portfolio and 89 percent of the lease portfolio as of year-end.

Looking at loans, for example, loans originated from the fourth quarter of '99 through the fourth quarter of 2000, represented 17 percent of total auto loans at the end of last year, down from 34 percent at the end of 2001. The cumulative charge-offs after 18 months on this vintage of loans were 172 basis points. In contrast, loans originated in 2001 represented 27 percent of the total portfolio at the end of the year, but after 18 months the cumulative net charge-offs were 108 basis points or 37 percent better than the earlier vintage. The credit quality of the 2000 vintage has improved even further.

Slide 29 portrays consumer delinquency trends on a 30-plus and 90-plus day basis. As outlined in last quarter's call, we expected these ratios in the fourth quarter to reflect a seasonal increase and they did.

The 30-day plus ratio was up 13 basis points and the 90-day plus ratio up 2 basis points. These increases were less than the increases in the 2001 fourth quarter of 22 and 5 basis points respectively.

Slide 30 recaps the trend in the loan loss reserve which, as previously mentioned, declined to 1.76 percent as a result of the fourth quarter credit actions. In last week's conference call, we outlined in detail why we are confident that our year-end loan loss reserve, even at this lower level, is very strong. In summary, there are a host of reasons, including improved underwriting, higher credit quality production, and the lower risk mix of our loan portfolio, reflecting the fact that 70 percent of our loan growth last year was in real estate and home equity loans.

Also, so you can better see underlying trends, we've isolated the $51 million of charge-offs associated with the fourth quarter credit action. Doing so reveals that our loan loss provision expense continued to exceed underlying net charge-offs. In the fourth quarter, this difference was $13 million. Over the last four quarters, our provision expense exceeded net charge-offs by a total of $40 million, supporting our position that the year-end loan loss reserve is very adequate.

Slide 31 was in last week's conference call and shows the impact fourth quarter credit actions had on our relative loan loss reserve and non-performing assets covering ratios, using September 30 data.

Let me close my segment with brief comments regarding capital.

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Slide 33 shows capital trends. At the end of last year, the tangible equity to asset ratio was 7.62 percent, down from 8.00 percent at September 30. The decline reflected the impact of the company's share repurchase program and growth in assets, partially offset by earnings growth. During the quarter, we repurchased 4.2 million shares of our stock.

There have been a number of strategic changes at Huntington over the last year and a half. The most important was a sale of the Florida banking operations which gave us the opportunity to recapitalize the company. Proceeds from this sale raised our tangible equity asset ratio from 6.12 percent at the end of 2001 to 9.06 percent at the end of the first quarter in 2002. The repurchase of our stock in 2002 reduced this ratio to 7.62 percent by the end of the year.

A key objective of the strategic restructuring plan was to position Huntington as a strongly capitalized company. To that end, we are now targeting a long-term, tangible equity asset ratio of 7.00 percent. This compares favorably with the 6.50 to 6.75 percent level of other, comparable rated and sized, bank holding companies.

We view this as a long-term target and one we don't expect to hit every quarter.

Let me turn it back over to Tom to begin our 2003 outlook discussion. Tom?

HOAGLIN: Thanks, Mike.

Turning to slide 35, let me highlight 2002's key strategic accomplishments. At the top of the list is the fact that we achieved EPS consistent with the target we established a year ago. At that time, given the uncertainty in the economy, as well as our being in the early stages of our turn around, this was ambitious, but we delivered.

Second, we completed the sale of Florida banking and insurance operations.

Third, we fulfilled the share repurchase commitment made to our shareholders.

And next, we completed the building of our senior management team. We also made significant resource investments in customer service, in our businesses and in our employees.

It was quite a year. So, what's our thinking about 2003?

Turning to slide 36, we've established the following goals.

First, we're targeting earnings per share growth of 11 to 13 percent off 2002 operating earnings of $1.35 per share... or $1.50 to $1.53 per share to be more precise.

Second, we are focusing on four earnings drivers.

     - Small business banking is the first. You've heard me speak to this before and know that last year we invested in resources to prepare this segment for growth and we saw some in the fourth quarter. We expect to see good results this year.

     - Commercial banking is also expected to do better. Much of the last two years has been spent culling out the loan portfolio and making certain our management team and credit skills are strong. We expect progress this year and are hopeful the economy will work with us. We feel that many corporations have completed their inventory liquidation over the past couple of years, which could help set the stage for future loan growth, though our expectations are modest.

     - Our focus on the home equity lending will continue. This is a core product and we anticipate continued good progress.

     - Lastly, we will remain very focused on increasing our sales penetration. We now have some tools to help us and lots of training has been done. We now need to make progress.

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

Third, we will look for opportunities to open some new offices to help build our presence in key markets.

And building on our achievements in the last 18 months, we will continue to work at ways to reduce credit costs.

Slide 37 outlines some of the broad assumptions behind the $1.50 to $1.53 earning per share goal. We expect revenue growth in the mid-single digits.

Net interest income, which represents two-thirds of our revenue, should benefit from solid loan growth, perhaps slightly lower than we've experienced in the second half of 2002. We do expect some pickup in commercial loan activity and would not be surprised by a slowing in consumer loan growth from the rates in 2002.

Offsetting the benefit we expect from earning asset growth, is expected further margin compression in 2003. As Mike mentioned, our margin was 4.02 percent in December. While we would expect some further margin decline from that level, it appears the largest share of the margin compression is behind us. Nevertheless, in comparison to the 2002 full year margin of 4.21 percent, 2003 will compare unfavorably.

Non-interest income should increase in the high single digits, led by strength in deposit service charges, which represent approximately one-third of non-interest income, and by brokerage and insurance income. In contrast, mortgage banking income is expected to decline with an assumed decline in refinancing volume.

Non-interest expense will be a challenge in 2003 and our expectation is that it will grow in the mid single digit range. Over the last year, we've made significant investments in people, technology upgrades, systems improvements and product distribution channels. These are the right long-term decisions for the company in that they better position Huntington for improved future earnings growth. But the short-run impact is pressure on 2003 expense growth as the full run-rate impact of these investments is felt... primarily in personnel costs... as well as equipment and occupancy expenses. Pressure on expenses is coming from two other areas.

First is higher pension and benefit costs. Reflecting current interest rates and expected return levels, we're lowering the assumed investment return on pension assets from 9.75 percent to 8.50 percent. In addition, we've reduced the discount rate used to value future benefit obligations from 7.50 percent to 6.75 percent.

Second is higher insurance costs. Premiums on several of our major corporate insurance programs have increased following events of September 11th and some well-publicized corporate bankruptcies. The largest increase was in our professional liability coverage, which tripled.

Maintaining a two to three percent spread between the revenue and expense growth rates is a strategic goal. In 2002, that spread was five percent with revenues increasing seven percent and expenses two percent. Attaining our goal of a positive spread between revenue and expense this year will be a challenge.

We expect significant improvement credit quality and charge-offs in 2003 with underlying net charge-offs declining to the 65 to 75 basis point range. This assumes some economic growth with improvement projected both for the commercial and the auto portfolios.

We hope these general comments give you some guidance as you structure your earnings projections for Huntington in 2003.

This completes our prepared remarks. Jay, Mike and I will be happy to take your questions.

Let me turn the meeting back over to the operator, who will provide instructions on conducting the question and answer period.

Operator?

OPERATOR: Thank you. If you have a question at this time, please press the 1 key on our touch-tone telephone. If your question has been answered and you wish to remove yourself from the queue, please press the pound key. Again, if you have a question, press the 1 key. And one moment for questions.

And our first question is from Roger Lister of Morgan Stanley.

ROGER LISTER, MORGAN STANLEY: Good afternoon. You've had tremendous success in growing your market shares, particularly in some markets. Would you attribute this to sort of like the first question and can you keep it up in 2003? And then, secondly, do you set yourselves some kind of a target level, minimum level of share that you think you need to be a competitor in a marketplace?

HOAGLIN: Roger, this is Tom. We have not thought about a -- the need for a target -- a target market share in a particular market for us to be successful. We have good share in some markets and low share in others and happily we -- we are able to increase our earnings, our profitability in either situation.

What is important for us, I think, is to maximize our performance in geographies close to where we're located as opposed to whether we cover an entire market effectively. So, we may not have the highest number of banking offices in a particular area, but we want to do the best job in our neighborhoods. I think we can succeed in it that way. Mike?

MCMENNAMIN: I think I'd also comment, Roger, that we talked a little bit about a couple of deposit products that we very much would like to grow - i.e. retail CDs and corporate money market accounts - but we think that the pricing is getting fairly aggressive in relationship to what funds are worth in this kind of a rate environment.

So, we probably are going to be a little more discriminating as we look at different types of deposits and the rates that are being paid for those, whether they represent value in 2003. And that's the gist of our showing these deposit growth numbers, slicing and dicing them in a couple of different ways without retail CDs and without the corporate money market accounts, also.

LISTER: Maybe on a slightly different tact, but just looking across your regions, you know, given the spread that you've got there, any difference in terms of what's happening with credit quality across your markets? Either consumer or sort of small business middle markets? Any differences in the trends you're seeing?

MCMENNAMIN: I would say, Roger, in -- in small business and in consumer region, regions wouldn't vary one from another in credit quality.

LISTER: What about any differences in middle market or...

MCMENNAMIN: The -- oh, was - I'd say -- I would say there are some differences in middle market. We have had historically some challenges in where we have higher -- where -- in markets where we have had higher levels of manufacturing than in others as a portion of our portfolio. That has translated into some weaker credit quality because the business mix in our portfolios isn't the same in each market.

But I think as we see our performance going forward and the consistency of underwriting that we're now and have been able to generate in the last year, we don't expect major differences on an ongoing basis.

LISTER: Thank you.

OPERATOR: Thank you. And our next question is from John McDonald of UBS Warburg.

JOHN MACDONALD, UBS WARBURG: Good afternoon. I was wondering if, Mike, could you give us color on where do you think the auto losses should be heading, you know, if not next year -- this year, on a normalized basis, where do you -- where do you think that the auto loss rates should be at?

MCMENNAMIN: John, as we've talked, the composition, the credit quality composition of that portfolio has been increasing pretty significantly because of changes in underwriting over the last couple of years. We think that the losses in that portfolio in 2003 probably are some place in the 85 to 90 basis point range. We think in 2004 they go lower. And that really is just a reflection of the older vintages which were not as well underwritten.

Those older vintages, are either running off the books or becoming a much smaller percentage of the portfolio. And the last two or three quarters, we've consistently had FICO scores on new loans and leases in excess of 730. That continued in the fourth quarter and certainly is strategically what we want to do, so, we think these loss rates come down for 2003 and come down further in 2004.

MACDONALD: OK. Thanks, Mike. And then in terms of your charge-off guidance for next year, given your comfort with the reserve, we assume that your provision would probably be matching the charge-offs, roughly?

MCMENNAMIN: I think that's something we probably wouldn't comment one way or the other. We have to see how 2003 develops, but we would emphasize it was so much of our loan growth in the last year, coming in either home equity or residential mortgage loans, 70 percent of the total loan growth came in those areas, we continue to feel very, very good about the adequacy of that reserve and obviously also took quite a whack at our non-performing loans in the fourth quarter, both with the loan sale, but also, excluding that fourth quarter credit action, we would have had a $30 million decline in non-performing assets.

So, we feel we've really turned the corner in that area, barring significant changes or negative changes in the economy. We feel very good about the reserve.

MACDONALD: Thanks, Mike.

OPERATOR: Thank you. And, ladies and gentlemen, once again, if you do have a question, please press the one key. And our next question from Fred Cummings of McDonald Investments.

FRED CUMMINGS, MCDONALD INVESTMENTS: Yes. Good afternoon.

Can you touch on the indirect auto area? Were charges up across the geographic footprint or are you seeing problems in any one specific or several specific states?

MCMENNAMIN: Fred, it really was pretty much across the footprint. There was no geographical concentration of the increase. It occurred pretty much in all of our regions.

CUMMINGS: OK. That's my only question. Thank you.

MCMENNAMIN: Thank you.

OPERATOR: Thank you. And our next question is from Dennis Klaeser, Robert W. Baird.

DENNIS KLAESER, ROBERT W. BAIRD: Yes. Good afternoon. Obviously residential loan growth, both home equity and first mortgages, was very important to your balance sheet last year. I'm wondering, from an interest rate risk management standpoint, how does that impact the management on your balance sheet? And what are the characteristics of those underlying loans? And then going forward for 2003, how do you see that growth changing and really see the continued change in a composition of your overall portfolio?

MCMENNAMIN: Well, the -- obviously if you look at the residential mortgage loans and try to figure out what the re-pricing characteristics of those are, these, as we stated, the greater preponderance of those loans, are for a five-year fixed rate and then float on a one-year adjustable basis. So the longest they're going to be is five years.

Now, if you look at ARM statistics historically, there tends to be a relatively high prepayment rate on ARM loans, even if rates are -- almost irregardless of rates, prepayment rates are higher on those loans than they are on fixed coupon or fixed rate loans.

Our sense is that you probably won't get the kind of historical prepayments on these loans going forward when as and if interest rates increase, that will moderate payments significantly. We would assume an average duration of those five-year loans of something along the lines of three years. Something along that order.

KLAESER: OK.

OPERATOR: Thank you. And our next question is from Steven Wharton of Loomis Sayles.

STEVE WHARTON, LOOMIS SAYLES: Good afternoon. I just had a few follow-up questions. I wanted to follow up on the one question. So, in your guidance in 2003, are you assuming that provision will equal the charge-offs or not?

MCMENNAMIN: In our guidance for 2003, we would assume that provision expense would cover charge-offs and also would provide, Steve, for growth in the loan portfolio.

Now, what actually will happen to the reserve level is a function of what happens to credit quality in 2003. We've tried to be fairly aggressive in adjusting the level of that reserve and in the past quarters to reflect what's going on in the economy and in our portfolio. So, it's a little hard for to us say if we plan on increasing or reducing the reserve next year, but in our plans, we assume that we're going to provide for charge-offs and we would also provide for loan growth - in our provision expense.

WHARTON: OK. OK. This may explain the part of my quandary. I guess you earned about 36 cents in the fourth quarter on a core basis and you said you had a core charge-off rate of about 81 basis points. So, if I annualize that 36 cents, I get about $1.44, relative to your $1.50 guidance. You gave net charge-off guidance for 2003 of about 70 basis points mid point range and if I just look at the difference between the 81 basis points and the 70, that's 11 basis points, which I was coming up with... roughly 6 cents a share in benefit that you were basically forecasting from improved credit. And you see where I'm going with this, that gets you to about $1.50 a share. Most of the earnings growth will come from improved credit next year. Is that the right way to look at this?

MCMENNAMIN: I think there is no question that a significant -- that we will get positive -- we have wind in our back we think next year because of improved credit. And also have wind in our back because of a reduced share count, just by what we've purchased in 2002.

On an operating basis, it's going to be a pretty tough environment as Tom mentioned. We've got net interest margin compression that's going to be going from a level of 421 for a full year 2002, going down, we think, as we -- as we suggested, below four percent. So, that's a fair amount of wind in our face, even with what we think will be pretty strong underlying earning asset growth. That, plus some of the expense pressures that Tom has talked about, we think creates some strong headwind in 2003.

HOAGLIN: Steve, this is Tom. What I would say, you know, we do expect earnings lift because of credit quality improvement. We do expect earnings lift because of the share repurchase program and we do expect some, what I would call relatively modest growth in earnings, sort of in the core franchise.

WHARTON: OK. Final question on the mortgage line.

I was just noticing it looks like for the full year, your mortgage banking revenues went from $59 million to $48 million. And I just wondered, is there any way you can break that out a little bit more finely? In 2002, you know, how much came from gains versus maybe servicing income versus any impairment charges that were incurred during the year?

MCMENNAMIN: Steve, to the best of my recollection, there was no impairment in 2001. We had almost $13 million of impairment in 2002. Apparently we did have $5 million of impairment in 2001. So, the net increase of impairment was about $8 million, year-over-year.

WHARTON: Thank you.

OPERATOR: Thank you. And we do have a follow-up from Fred Cummings.

CUMMINGS: Yes, Tom. I wanted to ask you - you guys made pretty good progress in executing your strategic plan. Now, what's your attitude about possibly pursuing any bank or depository-type acquisitions here over the next 12-18 months?

HOAGLIN: Fred, I kind of thought maybe you wouldn't let me get away without responding to that in some way. So, thanks for your question.

As you know, I have considered it sort of "illegal", if you will, for Huntington to think about any acquisitions, particularly bank acquisitions or major deposit acquisitions until now because we -- we really had to focus first and foremost on putting ourselves in a position to execute well, strengthening the team, making sure the direction was right, reviewing our products, et cetera.

I feel as we begin 2003, I'm much more comfortable about Huntington's position on all of those accounts than I did certainly about two years ago. And so I think it is important for us now to begin to think about how we might best expand. What's the role for de novo expansion, what's the role in acquisitions? We certainly don't contemplate doing anything precipitously. We don't ever contemplate doing anything that could be destructive in shareholder value. But I think it is important for us now to think about the growth plan in acquisition and de novo going forward.

So, we're going to take some time this year to work on that. I guess the major message to you is just that, that we're now beginning to think about it as opposed to any particular conclusions.

CUMMINGS: OK. Thanks, Tom.

OPERATOR: Thank you. And ladies and gentlemen, once again, if you have a question, please press the one key. One moment for questions. And I am showing no further questions.

GOULD: Operator, thank you very much. I think we will bring the call to a close, then. I want to thank all of our investors and analysts and customers and the like who listen to these things for participating with us today. Thank you.

OPERATOR: Ladies and gentlemen, this concludes today's conference. Thank you for your participation and you may disconnect at this time. Have a nice day.

                                       ###

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